Exhibit 99.1 IMMEDIATE RELEASE AAM Names Herbert K. Parker to Board of Directors DETROIT – Nov. 5, 2018 – American Axle & Manufacturing (NYSE: AXL) has named Herbert K. Parker to its Board of Directors. Parker is the former Executive Vice President of Operational Excellence, Harman International. “Herbert brings a wealth of financial, operational, strategic and international experience to the AAM board,” said David C. Dauch, Chairman and CEO, AAM. “We welcome Herbert to AAM and look forward to working with him as we continue to expand into new markets and vehicle segments.” Parker was the Executive Vice President of Operational Excellence, Harman International from 2015 to March of 2017 when he retired. In this position he was responsible for Mergers & Acquisitions, Information Technology and Internal Audit. He also served as Harman’s Chief Financial Officer from 2008 to 2014. Prior to joining Harman, Parker served in various senior financial positions with global power and technology company ABB Group. Full director bios are available at www.aam.com About AAM American Axle & Manufacturing (AAM) (NYSE: AXL) is a premier, global leader in design, engineering, validation and manufacturing of driveline, metal forming, powertrain, and casting technologies for automotive, commercial and industrial markets. Headquartered in Detroit, AAM has over 25,000 associates operating at more than 90 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit www.aam.com. ###